Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Floating Rate Bond ETF (ISHFLOT)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
09-22-2016

Security Type:
BND/CORP


Issuer
The Goldman Sachs Group, Inc. (2021)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Goldman, Sachs & Co., ANZ Securities,
Inc., BB&T Capital Markets, a division of
BB&T Securities, LLC, BMO Capital Markets
Corp., BNY Mellon Capital Markets, LLC,
Capital One Securities, Inc., Danske
Markets Inc., Fifth Third Securities,
Inc., ING Financial Markets LLC, KeyBanc
Capital Markets Inc., Mizuho Securities
USA Inc., nabSecurities, LLC, PNC Capital
Markets LLC, RBC Capital Markets, LLC,
Regions Securities LLC, Santander
Investment Securities Inc., Scotia Capital
(USA) Inc., SMBC Nikko Securities America,
Inc., Standard Chartered Bank, SunTrust
Robinson Humphrey, Inc., TD Securities
(USA) LLC, UniCredit Capital Markets LLC,
U.S. Bancorp Investments, Inc., Academy
Securities, Inc., Drexel Hamilton, LLC,
Lebenthal & Co., LLC, Mischler Financial
Group, Inc.

Transaction Details

Date of Purchase
09-22-2016


Purchase
Price/Share
(per share / %
of par)
$100

Total
Commission,
Spread or
Profit
0.350%


1.	Aggregate Principal Amount Purchased
(a+b)
$24,500,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$24,500,000

b. Other BlackRock Clients
N/A

2.	Aggregate Principal Amount of
Offering
$1,250,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0196


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
09-26-2016

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
09-26-2016

Global Syndicate Team Member